EXHIBIT 23.2

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-85214) of Axcelis Technologies, Inc., the Registration Statement (Form S-8 No 333-49726) pertaining to the Axcelis Technologies, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-49768) pertaining to the Axcelis Technologies, Inc. 2000 Stock Plan, of our report dated May 21, 2004, with respect to the consolidated financial statements of Sumitomo Eaton Nova Corporation included in the Axcelis Technologies, Inc. amended Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young ShinNihon

Tokyo, Japan
June 25, 2004